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                              FEDDERS CORPORATION
                           WESTGATE CORPORATE CENTER
                             505 MARTINSVILLE ROAD
                        LIBERTY CORNER, NEW JERSEY 07938
                                 (908) 604-8686

                                                                   April 3, 1996

Dear Fellow Stockholder:

     On behalf of the Board of Directors, we cordially invite you to attend the Annual Meeting of Stockholders of Fedders Corporation ("Fedders") to be held at 2:00 p.m. on Friday, May 31, 1996 at the Somerset Hills Hotel, 200 Liberty Corner Road, Warren, NJ 07060.

     One of the most important purposes of the meeting is to vote on a proposal to approve the merger of NYCOR, Inc. ("NYCOR") into Fedders. You will also be asked (i) to approve an amendment to the Certificate of Incorporation of Fedders to increase the number of authorized shares of Fedders Common Stock, Fedders Class A Stock and Fedders Preferred Stock from 60,000,000, 30,000,000 and 5,000,000 shares, respectively, to 80,000,000, 60,000,000 and 15,000,000 shares, respectively, (ii) to elect three directors, (iii) to adopt a new stock option plan and (iv) to ratify the appointment of BDO Seidman, LLP as the Company's independent auditors for the fiscal year ending August 31, 1996.

     THE PROPOSAL FOR THE MERGER OF NYCOR INTO FEDDERS IS OF SUCH IMPORTANCE TO THE CONTINUED GROWTH OF FEDDERS, AS TO REQUIRE ADDITIONAL COMMENT. YOUR APPROVAL OF THE MERGER IS NECESSARY TO HELP ASSURE THAT FEDDERS HAS A CONTINUAL AND RELIABLE SOURCE OF COMPRESSORS TO SUPPORT ITS TRADITIONAL BASE OF CUSTOMERS IN NORTH AMERICA AND ITS GROWTH INTO THE GLOBAL MARKETPLACE, INCLUDING ITS RECENTLY COMPLETED JOINT VENTURE IN CHINA WHICH WILL REQUIRE 500,000 COMPRESSORS ANNUALLY WITHIN THREE YEARS. IN RECENT YEARS, FEDDERS HAS SIGNIFICANTLY INCREASED SALES AND MARKET SHARE AND EXPANDED ITS CUSTOMER BASE IN NORTH AMERICA DUE TO ITS ABILITY TO MEET RETAILERS' JUST-IN-TIME NEEDS WHICH, IN LARGE PART, IS DEPENDENT UPON THE ROTOREX SUBSIDIARY OF NYCOR. FEDDERS COMPRESSOR REQUIREMENTS ALREADY SURPASS, BY SOME 600,000 UNITS, WHAT ROTOREX IS COMMITTED TO PROVIDE TO FEDDERS UNDER THE TERMS OF A SUPPLY AGREEMENT. ROTOREX, WHICH HAS THREE ROTARY AIR CONDITIONER COMPRESSOR LICENSE AGREEMENTS IN CHINA, HAS SIGNED A LETTER OF INTENT TO FORM A JOINT VENTURE IN CHINA TO MANUFACTURE ROTARY COMPRESSORS. THESE FACTORS, COUPLED WITH A WORLDWIDE SHORTAGE OF ROTARY COMPRESSORS FOR ROOM AIR CONDITIONERS, MAKE IT IMPORTANT FOR FEDDERS TO REGAIN OWNERSHIP OF ROTOREX, ITS PRINCIPAL COMPRESSOR SOURCE. THE BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE MERGER AS DISCUSSED IN THE ACCOMPANYING JOINT PROXY STATEMENT, AND STRONGLY RECOMMENDS THAT YOU VOTE, OR INSTRUCT YOUR BROKER OR NOMINEE TO VOTE, FOR THIS PROPOSAL.

     IF YOUR SHARES ARE HELD IN THE NAME OF YOUR BROKER OR A NOMINEE, THEY CAN ONLY BE VOTED ON THE PROPOSAL TO MERGE NYCOR INTO FEDDERS WITH YOUR SPECIFIC INSTRUCTIONS.

     Your Board of Directors recommends that you also vote FOR approval of the amendments to the Certificate of Incorporation, the election of the three named director nominees, approval of the new stock option plan and ratification of the appointment of BDO Seidman, LLP.

     The accompanying Notice of Annual Meeting and Proxy Statement-Prospectus contain information about the merger and the meeting. We urge you to review carefully such information, and the information in the appendices to the Proxy Statement-Prospectus. Certain information about Fedders is incorporated by reference to filings made by Fedders under the Securities Exchange Act of 1934. Copies of such materials are available as indicated in the accompanying Proxy Statement-Prospectus under "Available Information."

     EVEN IF YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE COMPLETE THE ENCLOSED PROXY, SIGN, DATE AND MAIL IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID, RETURN ADDRESSED ENVELOPE. IF YOU DO ATTEND THE MEETING AND WISH TO VOTE IN PERSON, YOUR PROXY CAN BE REVOKED AT YOUR REQUEST.

Sincerely,

SALVATORE GIORDANO                                             SAL GIORDANO, JR.
Chairman of the Board                               Vice Chairman, President and
                                                         Chief Executive Officer